Exhibit 10.1

June 30, 2006

Joseph M. Velli

[Address]

LETTER AGREEMENT with RELEASES

Dear Joe:

This Letter Agreement (“Letter Agreement”) sets forth our agreement regarding the termination of your employment with The Bank of New York (the “Company”) upon the consummation of the sale of BNY Brokerage, Inc., BNY Research, Commission and Payment Services LLC and Global Execution Technologies Limited, as described in the Contribution Agreement by and among The Bank of New York Company, Inc. (“BNY Co.”) and ConvergEx Holdings, LLC (“Holdings”) dated as of the date herewith (“Contribution Agreement”). It sets forth the payments and benefits that you will receive upon your termination of employment as set forth herein as well as the additional payments and benefits that you will receive if you sign the attached First and Second Releases (Attachments A and B respectively) as described in Section II(13) below.

This Letter Agreement shall be a binding obligation of the parties as of the date first written above, but this Letter Agreement and any Release executed by you hereunder shall become null and void if the Contribution Agreement is terminated prior to the “Closing” (as such term is defined in the Contribution Agreement) or if the Closing occurs and you elect to terminate the Employment Agreement with Holdings and BNY ConvergEx Group, LLC (“Group”) dated today (“Employment Agreement”) in accordance with its terms prior to the Closing. In this connection, the provisions of BNY Co.’s Code of Conduct (September 30, 2005 edition) (“Code of Conduct”) that would or could potentially be breached by your execution of the Employment Agreement on or prior to the Closing are hereby waived.

Termination Date: Your employment with the Company and its affiliates shall terminate effective upon the Closing (“Termination Date”), on which date any delegation of signing authority to you by the Company shall be revoked and your title and participation on the BNY Co. Executive Committee shall cease.

I.	Payments and Benefits:

1.	Payment upon Termination: Shortly after the Termination Date, you will be paid for any unused but accrued vacation. This payment will be paid to you in the same manner as you had been receiving your bi-weekly salary (that is, by direct deposit or check, as applicable).

2.	Stock Option Grants: Options that are vested as of your Termination Date, or become vested within three (3) months of your Termination Date, shall be exercisable for a period of three (3) months following your Termination Date. Options that are not vested within three (3) months of your Termination Date shall be forfeited. A copy of your Stock Option Grant Detail Report is attached as Attachment C.

3.	Executive Disability Plan: As a member of the Company’s Executive Disability Plan, you have an individual insurance policy in your name. You may continue your Executive Disability coverage with the carrier, Unum Provident, under the terms of your policy, by paying the premiums yourself.

4.	Executive Bonus Life Insurance Plan: As a participant in the Executive Bonus Life Insurance Plan, you currently have an individual life insurance policy in your name. You may continue your Life Insurance coverage with the carrier, New York Life, under the terms of your policy, by paying the premiums yourself.

5.	Non-Contributory Life Insurance Plan: You will be able to convert your coverage under the Non-Contributory Life Insurance Plan to an individual policy with Prudential if you so elect.

6.	Defined Benefit Plan: Your benefits under the Retirement Plan of The Bank of New York Company, Inc. are vested and shall be payable to you in accordance with such Plan.

The Company is also offering you the opportunity to receive payments and benefits in addition to those described above. In order to receive these payments and/or benefits, you must execute the First and Second Releases in accordance with the provisions of Section II(13) below. These additional payments and benefits are:

II.	Additional Payments and Benefits:

7.	Special Compensation Award: Provided that the Closing occurs during the 2006 calendar year, a Special Compensation Award determined in accordance herewith, less applicable taxes, will be paid to you in cash at the Closing. The amount of this Special Compensation Award, less applicable taxes, shall be determined by multiplying $3,867,044.00 by a fraction, the numerator of which is the number of days from January 1, 2006 to the Closing and the denominator of which is 365.

8.	Special Cash Payments: In addition, a Special Cash Payment of $750,000.00, less applicable taxes, will be paid to you at the Closing. In addition, a second Special Cash Payment equal to $5,771,500.00, less applicable taxes, will be paid to you at the Closing.

Upon your written instructions to the Company all or a portion of the cash payments in II(7) and II(8) shall be paid to Holdings on your behalf at the Closing. A draft of such written instructions is attached for your convenience as Attachment D.

9.	Restricted Stock: All of your outstanding restricted shares and share units shall be forfeited as of the Termination Date.

10.	Performance Shares: All of your outstanding performance shares and share units (including any shares or share units earned but not delivered) shall be forfeited as of the Termination Date.

11.	Stock Option Grants: Rather than as noted in Section I(2) above, all your outstanding stock options shall fully vest as of the Termination Date and such options shall be treated in accordance with this Section II(11). For stock options granted prior to February 8, 2000, you will have up to three (3) months from your Termination Date, or to the original expiration date, whichever is earlier, to exercise any outstanding stock options you may have been granted. For stock options granted on or after February 8, 2000 but prior to 2006, you will have up to three (3) years from your Termination Date, or to the original expiration date, whichever is earlier, to exercise any outstanding stock options you may have been granted.

For stock options granted in 2006, you will have through the full ten (10) year term, in accordance with the applicable stock option agreement, to exercise any outstanding stock options you may have been granted. Notwithstanding the foregoing, any options granted to you in 2006 which are not vested as of the Termination Date, or do not become vested within three (3) months of the Termination Date, in both cases pursuant to their original terms, will become fully vested three (3) months following your Termination Date, or one year (1) from grant date, whichever is later (see Attachment C).

12.	Medical Benefits. You are currently eligible to receive direct access only (full cost) medical benefits under the Company’s retiree medical program (in accordance with the terms and conditions of such program) (“Retiree Medical Program”) so long as you terminate service from the Company on or after age 55. The Company will consider your continued and uninterrupted full-time service with Holdings or Group equivalent to service with the Company for purposes of your eligibility to receive benefits under the Retiree Medical Program such that you will be eligible to participate in the Retiree Medical Program upon retirement from Holdings and Group on or after age 55 on the same basis as if you had retired from the Company on the date on which you retire from Holdings and Group.

13.	Conditions you must meet in order to receive the payments and benefits described in this Section II above: You must sign and not revoke your execution of the Release in the time period set forth herein.

(a)	As to the First Release: You may take until at least 21 days following the date of this Letter Agreement to consider whether or not you will accept the Company’s offer, but must sign the First Release (Attachment A) no later than eight (8) days prior to the Closing. Furthermore, you shall have seven (7) days following your signing of the First Release to revoke your execution. If you revoke your execution of the First Release within the time period contemplated herein, the provisions of this Letter Agreement shall be of no force or effect. Please note that you must sign the First Release before a notary. If you cannot locate a notary, please contact me and I will arrange either to have a notary present in my office when you wish to sign, or will give you an address at another Company location where notaries are available. You may wish to consult an attorney before executing the First Release.

(b)	As to the Second Release: In addition, on the day of the Closing, you must sign and have notarized the Second Release (Attachment B) and deliver such executed Second Release to the Company immediately prior to the consummation of the transactions contemplated by the Contribution Agreement.

It is expressly understood and agreed that if you accept the Company’s offer to provide the additional payments and/or benefits described in Section II, above, you will not be entitled to any other payment or benefit or to participate in any other benefit plan, including the BNY Co. Supplemental Executive Retirement Plan, other than as set forth above or those in which you have vested rights as of your Termination Date. A listing of those plans is attached as Attachment E.

You acknowledge that you have been advised by your counsel as to the application of Section 409A of the Internal Revenue Code of 1986, as amended and its implementing guidance and regulations (“Section 409A”), to this Letter Agreement. If your counsel determines that the application of Section 409A to any payment or benefit under this Letter Agreement would result in your being subject to the payment of interest or additional tax under Section 409A, or to a delay in any payment or benefit as a consequence of Section 409A, the Company agrees to renegotiate in good faith the terms of this Letter Agreement with the intent to avoid or reduce the application of Section 409A on you.

By signing the First and Second Releases, unless and until the Company publicly discloses this Letter Agreement, you agree to maintain in confidence and not publish, release or in any manner disseminate or disclose any communications relating to the negotiations which led to the execution of this Letter Agreement, except to your immediate family, attorneys and/or tax advisors, Holdings and Group or its or their boards of managers, as required by law or to the extent necessary in connection with enforcing any rights you may have under this Letter Agreement or the First and Second Releases.

You also agree to keep confidential all non-public business-related information about the Company, its parent, all of their present and former subsidiaries and affiliates, and each of them, including without limitation, business contacts, transactions, contracts, finances, personnel, customers or corporate affairs of which you became aware during the tenure of your employment, whether or not relating to or arising out of your specific job duties (“Confidential Information”). The term “Confidential Information” does not include information which: (1) is generally available to the public other than as a result of a disclosure by the Company or an affiliate, (2) was available to the Company or an affiliate on a non-confidential basis prior to its disclosure by it or its agents and (3) becomes available to the Company or an affiliate on a non-confidential basis from a source other than its agents, provided, however, that such source is not bound by a confidentiality obligation to the Company, its affiliates or its agents. Nothing herein shall prevent you from disclosing Confidential Information necessary to enforce your rights under this Letter Agreement or the First or Second Releases or in connection with any cooperation you may provide to the Company pursuant to this Letter Agreement. Furthermore, you shall not be deemed to be in breach of the confidentiality provisions of this paragraph in connection with the performance of your duties and responsibilities for Holding, Group and/or their subsidiaries on and following the Closing or in connection with performing any services for the B-Trade/G-Trade businesses on and following the Closing.

For so long as you are employed by Holdings or Group, the provisions of Section III.B.1 of the Code of Conduct are waived with respect to your employment-related activities at Holdings, Group or their subsidiaries or as necessary for you to perform your employment-related activities for the B-Trade/G-Trade businesses.

You also agree not to take any action orally or in writing or make any public statement that would disparage the Company and/or its parents or any of its affiliates.

You also agree to cooperate with the Company with respect to any past, present or future legal matters that relate to or arise out of your employment with the Company. The Company shall provide you with indemnification to the extent and on the terms set forth in Article VII of the Company’s By-Laws as in effect on the date hereof (provided that you shall also have the benefit of any favorable amendments thereto after the date hereof) on a basis no less favorable to you than it would provide such indemnification to its directors and senior executives and, if you are asked or required by the Company to testify or otherwise participate in any litigation, investigation or inquiries involving the Company, its parent, subsidiaries or affiliates, whether administrative, civil or criminal in nature, (each a “Proceeding”) or you become a party to any such Proceeding, the Company will pay promptly as incurred any and all expenses reasonably incurred by you in connection with such participation or Proceeding (including, without limitation, the expenses for separate legal representation to the extent the Company and you jointly determine in good faith that such separate representation is warranted by the circumstances). The Company also agrees to continue to provide you with coverage under the Company’s directors’ and officers’ insurance policies at a level and on terms and conditions no less favorable to you than the Company provides its senior executives until such time as suits or claims can no longer be brought against you as a matter of law.

Except as otherwise permitted under the Contribution Agreement, you agree that as of the Termination Date (or promptly thereafter) you will return all Company-owned property, including but not limited to, any keys, identification cards, credit cards, lap top computers, passwords and other property. As of the Termination Date, you will no longer have access to the Company car and driver you have been utilizing for business purposes.

The Company acknowledges receiving a copy of the Employment Agreement. The payments and benefits provided to you herein shall not be subject to offset by the Company or repayment by you for any reason including on account of any claims the Company or its affiliates may have against you.

Both you and the Company expressly acknowledge, represent and agree that this Letter Agreement and the attachments to this Letter Agreement are fully integrated and contain and constitute the complete and entire agreement and understanding of both of us with respect to the ending of the employment relationship and supersede any and all agreements, understandings, and discussions, whether written or oral, between us with respect to the subject matter hereof, including the July 11, 2000 letter agreement between BNY Co. and you relating to a termination after a Change in Control (as therein defined) of BNY Co. We both further acknowledge, represent and agree that neither you nor the Company has made any representations, promises or statements to induce the other to enter into this Letter Agreement, and both you and the Company specifically disclaim reliance, and represent that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom.

The invalidity or unenforceability of any provision of this Letter Agreement and the First and Second Releases shall have no effect on and shall not impair the validity or enforceability of any other provision of this Letter Agreement and the First and Second Releases.

This Letter Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including, without limitation, validity, construction, effect, performance and remedies.

This Letter Agreement is without prejudice to the Company’s and/or your rights and remedies, all of which it expressly reserves in the event the proposal set forth in this Letter Agreement is not accepted and the First and Second Releases are not executed by you. Neither this Letter Agreement nor the attachments constitutes an admission by either party.

In order to effectuate this arrangement, please sign this Letter Agreement and sign (and have notarized) the attached First Release no later than eight (8) days prior to the Closing and the Second Release on the Closing.

This Letter Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

On behalf of the Company, I thank you for your service and wish you well in your future endeavors.

Sincerely,

Thomas E. Angers
Executive Vice President
Human Resources
Tel: (212) 635-7715

Accepted and agreed to:

Joseph M. Velli	Date

Attachment A

FIRST RELEASE

First Release executed this              day of                      by Mr. Joseph M. Velli, whose address is [Address].

In consideration of the gross sum of one dollar ($1.00) and other valuable consideration received from The Bank of New York or its affiliate employing you (the “Company”), as set forth more fully in the attached Letter Agreement dated June 30, 2006 (the “Letter Agreement”), as of the date of this First Release, Mr. Velli, for himself and for his heirs, executors, administrators, successors and assigns, forever releases and discharges the Company, its parent, all of their present and former subsidiaries and affiliates (“Company Affiliated Parties”), and each of them, all of their present and former officers, directors, employees, agents, representatives, successors and assigns, and each of them (hereinafter collectively referred to as the “Released Parties”), from and against any and all legally waiveable claims, demands, causes of action, suits, grievances, proceedings, complaints, charges, liabilities damages and remedies of any type (individually and collectively, “Claims”) that Mr. Velli may have by reason of any matter, cause, act or omission, as of the date of this Release, arising out of or relating to Mr. Velli’s employment with or termination from the Company or any affiliate. This release applies to Claims that Mr. Velli knows about and those Mr. Velli may not know about occurring at any time on or before the effective date of the attached Letter Agreement.

This includes a release of all rights and Claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Family & Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1989, the New York State and New York City anti-discrimination laws, as well as any other federal, state or local statute, regulation or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity or wage and hour. Mr. Velli specifically understands that he is releasing Claims based on race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, age and other category protected by law.

This also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorney’s fees, and all compensation and benefit claims including, without limitation, Claims concerning salary, bonus and any award(s) or grant(s) under any incentive compensation plan or program.

Notwithstanding the foregoing, this instrument does not release the Company from its obligations under the Letter Agreement dated June 30, 2006. Nor does it release the Company from its obligations pursuant to any other Company benefit plan not specifically referred to in the Letter Agreement dated June 30, 2006 with respect to which Mr. Velli has vested rights on the date hereof or as of the date of his termination of employment, all of which benefits shall be governed by, and expire in accordance with, the terms of those plans; nor does it release the Company or any Company Affiliated Party from any obligations it has to indemnify Mr. Velli pursuant to its or its affiliates’ corporate governance documents or applicable law or to cover him pursuant to the Company’s and/or its affiliates’ insurance policies. Nor does it release the Company from its obligations to Mr. Velli as a past, present, or future customer or client of the Company. In addition, nothing herein shall release any Company Affiliated Party from any claim that arises after the date of this First Release, or any claim Mr. Velli may have pursuant to the Contribution Agreement or any related agreement.

As of the date of this First Release, Mr. Velli represents and agrees that he has not filed any claims, charges, complaints, lawsuits or arbitrations against the Company in any administrative, judicial or arbitral forum with any municipal, state or federal agency charged with the enforcement of any law or any self regulatory organization relating to the Claims he has released herein and he agrees not to institute or be represented as a party in, any lawsuit, charge, complaint or other proceeding against or involving the Company based on his employment with the Company relating to the claims he has released herein, whether by individual or class action, with any administrative agency, regulatory, judicial, or other forum, under any federal, state or local laws, rules, regulations or any other basis, based upon any act or omission occurring up to and including the date this First Release is fully executed, and he agrees that he shall not seek or accept any award or settlement from any such source or proceeding. In the event that he institutes, is a party to, or is a member of a class that institutes any such action, Mr. Velli’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this First Release. This First Release does not affect his participation in any investigation conducted by the Equal Employment Opportunity Commission, but he acknowledges that he is not entitled to any other monies other than those payments described in the Letter Agreement. Notwithstanding the foregoing, the above does not apply to any lawsuit, charge, complaint or other proceeding claiming age discrimination by him against the Company or challenging the validity of the provisions of the First Release releasing and discharging claims under the Age Discrimination in Employment Act of 1967 or the Older Workers Benefit Protection Act of 1990.

Mr. Velli represents and warrants that he has been advised to consult independent legal counsel before signing this First Release and that he has executed this First Release after having the opportunity to consider its terms for at least 21 days. Mr. Velli further represents and warrants that he has read this First Release carefully, that he has discussed it, or has had reasonable opportunity to discuss it, with his attorney, that he fully understands its terms, and that he is signing it voluntarily and of his own free will.

This First Release shall become effective and irrevocable on the 8th day following the day on which Mr. Velli signed it, unless Mr. Velli at any time prior to that effective date revokes this First Release by giving written notice of revocation to Thomas E. Angers, Executive Vice President, at the address set forth in the attached Letter Agreement. Such revocation of this First Release shall operate to revoke all of the Company’s obligations under the Letter Agreement, except to the extent such payment or benefit is due pursuant to the applicable plan or law.

Joseph M. Velli

STATE OF	)
)ss.:
COUNTY OF	)

On this              day of                         , before me personally came Mr. Joseph M. Velli to me known and known to me to be the person described in and who executed the foregoing First Release and he duly acknowledged to me that he executed the same.

Notary Public

Attachment B

SECOND RELEASE

Second Release executed this              day of                          by Mr. Joseph M. Velli, whose address is [Address].

In consideration of the gross sum of one dollar ($1.00) and other valuable consideration received from The Bank of New York or its affiliate employing you (the “Company”), as set forth more fully in the attached Letter Agreement dated June 30, 2006 (the “Letter Agreement”), as of the date of this Second Release, Mr. Velli, for himself and for his heirs, executors, administrators, successors and assigns, forever releases and discharges the Company, its parent, all of their present and former subsidiaries and affiliates (“Company Affiliated Parties”), and each of them, all of their present and former officers, directors, employees, agents, representatives, successors and assigns, and each of them (hereinafter collectively referred to as the “Released Parties”), from and against any and all legally waiveable claims, demands, causes of action, suits, grievances, proceedings, complaints, charges, liabilities damages and remedies of any type (individually and collectively, “Claims”) that Mr. Velli may have by reason of any matter, cause, act or omission, as of the date of this Release, arising out of or relating to Mr. Velli’s employment with or termination from the Company or any affiliate. This release applies to Claims that Mr. Velli knows about and those Mr. Velli may not know about occurring at any time on or before the effective date of the attached Letter Agreement.

This includes a release of all rights and Claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Family & Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1989, the New York State and New York City anti-discrimination laws, as well as any other federal, state or local statute, regulation or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity or wage and hour. Mr. Velli specifically understands that he is releasing Claims based on race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, age and other category protected by law.

This also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorney’s fees, and all compensation and benefit claims including, without limitation, Claims concerning salary, bonus and any award(s) or grant(s) under any incentive compensation plan or program.

Notwithstanding the foregoing, this instrument does not release the Company from its obligations under the Letter Agreement dated June 30, 2006. Nor does it release the Company from its obligations pursuant to any other Company benefit plan not specifically referred to in the Letter Agreement dated June 30, 2006 with respect to which Mr. Velli has vested rights on the date hereof, all of which benefits shall be governed by, and expire in accordance with, the terms of those plans; nor does it release the Company or any Company Affiliated Party from any obligations it has to indemnify Mr. Velli pursuant to its or its affiliates’ corporate governance documents or applicable law or to cover him pursuant to the Company’s and/or its affiliates’ insurance policies. Nor does it release the Company from its obligations to Mr. Velli as a past, present, or future customer or client of the Company. In addition, nothing herein shall release any Company Affiliated Party from any claim that arises after the date of this Second Release, or any claim Mr. Velli may have pursuant to the Contribution Agreement or any related agreement.

As of the date of this Second Release, Mr. Velli represents and agrees that he has not filed any claims, charges, complaints, lawsuits or arbitrations against the Company in any administrative, judicial or arbitral forum with any municipal, state or federal agency charged with the enforcement of any law or any self regulatory organization relating to the Claims he has released herein and he agrees not to institute or be represented as a party in, any lawsuit, charge, complaint or other proceeding against or involving the Company based on his employment with the Company relating to the claims he has released herein, whether by individual or class action, with any administrative agency, regulatory, judicial, or other forum, under any federal, state or local laws, rules, regulations or any other basis, based upon any act or omission occurring up to and including the date this Second Release is fully executed, and he agrees that he shall not seek or accept any award or settlement from any such source or proceeding. In the event that he institutes, is a party to, or is a member of a class that institutes any such action, Mr. Velli’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Second Release. This Second Release does not affect his participation in any investigation conducted by the Equal Employment Opportunity Commission, but he acknowledges that he is not entitled to any other monies other than those payments described in the Letter Agreement. Notwithstanding the foregoing, the above does not apply to any lawsuit, charge, complaint or other proceeding claiming age discrimination by him against the Company or challenging the validity of the provisions of the Second Release releasing and discharging claims under the Age Discrimination in Employment Act of 1967 or the Older Workers Benefit Protection Act of 1990.

Mr. Velli represents and warrants that he has been advised to consult independent legal counsel before signing this Second Release and that he has executed this Second Release after having the opportunity to consider its terms for at least 21 days. Mr. Velli further represents and warrants that he has read this Second Release carefully, that he has discussed it, or has had reasonable opportunity to discuss it, with his attorney, that he fully understands its terms, and that he is signing it voluntarily and of his own free will.

This Second Release shall become effective and irrevocable immediately upon signing.

Joseph M. Velli

STATE OF	)
)ss.:
COUNTY OF	)

On this              day of                         , before me personally came Mr. Joseph M. Velli to me known and known to me to be the person described in and who executed the foregoing Second Release and he duly acknowledged to me that he executed the same.

Notary Public

Attachment C

[Stock Option Grant Detail Report]

Attachment D

[Date]

Thomas E. Angers

Executive Vice President

Human Resources

The Bank of New York

One Wall Street

New York, NY

Dear Tom:

Pursuant to Section II(8) of the letter agreement between The Bank of New York (the “Company”) and me dated as June 30, 2006 (the “Letter Agreement”), I hereby instruct the Company to pay $                         at the Closing to                      on my behalf and to pay the remaining portion of the payments in Section II(7) and (8) of the Letter Agreement, after deduction for all applicable taxes, directly to me.

Sincerely,

Joseph M. Velli

Attachment E

OTHER COMPANY BENEFIT PLANS

TO WHICH INDIVIDUAL HAS VESTED RIGHTS

AS OF TERMINATION DATE

1.	The Retirement Plan of The Bank of New York Company, Inc.

2.	The Bank of New York Company, Inc. Excess Benefit Plan

3.	The Employee Savings & Investment Plan of The Bank of New York Company, Inc.